U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 12b-25							SEC File Number
811-4494
								CUSIP NUMBER

NOTIFICATION OF LATE FILING

(Check One)

[   ] Form 10-K	[   ] Form 11-K	[   ] Form 20-F	[   ] Form
10-Q	[X] Form N-SAR

	For Period Ended:   December 31, 1997
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Read Attached Instruction Sheet before Preparing Form.  Please
Print or Type.

	Nothing in this Form shall be construed to imply that the
Commission has verified any
	 information contained herein.
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	If the notification relates to a portion of the filing
checked above, identify the item(s) to which
	the notification relates:
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Part I -- Registrant Information
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	Full Name of registrant:	The Gabelli Asset Fund

	Former Name if Applicable:
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	Address of Principal Executive Office (Street and Number):
	One Corporate Center
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	City, State and Zip Code:
	Rye, NY 10580-1434
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Part II -- Rules 12b-25(b) and (c)
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	If the subject report could not be filed without
unreasonable effort or expense and the registrant
	seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if
	appropriate)

[  ]	(a)	The reasons described in reasonable detail in Part III
of this Form could not be
		 eliminated without unreasonable effort or expense:

[X]	(b)	The subject annual report or semi-annual
report/portion thereof will be filed on or before
		the fifteenth calendar day following the prescribed
due date; or the subject quarterly
		report/portion thereof will be filed on or before the
fifth calendar day following the
		prescribed due date; and

[  ]	(c)	The accountants statement or other exhibit required by
Rule 12b-25(c) has been attached
		if applicable


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Part III -- Narrative
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	State below in reasonable detail the reasons why the Form
10-K, 11-K, 20-F, 10-Q or N-SAR
	portion thereof could not be filed within the prescribed time period:

	Awaiting information necessary to complete this document.
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Part IV -- Other Information
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	(1)	Name and telephone number of person to contract in
regard to this notification;

	(Name)					(Area Code)
	(Telephone Number)

	Richard Rose				(617)			573-
1351

	(2)	Have all other periodic reports required under section
13 or 15 (d) of the Securities
		Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the
		preceding 12 months or for such shorter period that the registrant was required to file
		such report(s) been filed? If the answer is no, identify report(s).

			[ X ] Yes				[    ] No

	(3)	Is it anticipated that any significant change in
results of operations from the
		corresponding period for the last fiscal year will be reflected by the earnings statements
		to be included in the subject report or portion thereof?

			[    ] Yes					[ X ] No

		If so, attach an explanation of the anticipated change, both narratively an quantitatively,
		and, if appropriate, state the reasons why a reasonable estimate of the results cannot be
		made.
				The Gabelli Asset Fund
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(Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    February 27, 1998
	By:_____________________________
					      Richard Rose